Exhibit 10.01
ADMINISTRATION, ACCOUNTING AND INVESTOR SERVICES AGREEMENT
          THIS AGREEMENT is made as of      , 2008 by and between SUPERFUND, GOLD L.P., a Delaware limited partnership (the “Partnership”), and PNC GLOBAL INVESTMENT SERVICING (U.S.) INC., a Massachusetts corporation (“PNC”). Capitalized terms not otherwise defined shall have the meanings set forth in Appendix A.
BACKGROUND
          The Partnership wishes to retain PNC to provide administration, accounting and investor services provided for herein, and PNC wishes to furnish such services.
          NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:
1. Appointment. The Partnership hereby appoints PNC to provide administration, accounting and investor services in accordance with the terms set forth in this Agreement. PNC accepts such appointment and agrees to furnish such services. PNC shall be under no duty to take any action hereunder on behalf of the Partnership except as specifically set forth herein or as may be specifically agreed to by PNC and the Partnership in a written amendment hereto. PNC shall not bear, or otherwise be responsible for, any fees, costs or expenses charged by any third party service providers engaged by the Partnership or by any other third party service provider to the Partnership.
2. Instructions.
          (a) Unless otherwise provided in this Agreement, PNC shall act only upon Oral Instructions or Written Instructions.
          (b) PNC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PNC to be an Authorized Person) pursuant to this Agreement. PNC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of the Partnership’s offering or organizational documents or this Agreement or of any vote, resolution or proceeding of the Partnership’s General Partner or Limited Partners, unless and until PNC receives Written Instructions to the contrary.
          (c) The Partnership agrees to forward to PNC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PNC or its affiliates) so that PNC receives the Written Instructions as promptly as practicable and in any event by the close of business on the day after such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PNC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PNC’s ability to rely upon such Oral Instructions.
3. Right to Receive Advice.
          (a) Advice of the Partnership. If PNC is in doubt as to any action it should or should not take, PNC may request directions or advice, including Oral Instructions or Written Instructions, from the Partnership.
          (b) Advice of Counsel. If PNC shall be in doubt as to any question of law pertaining to any action it should or should not take, PNC may request advice from counsel of its own choosing (who may be counsel for the Partnership, the General Partner or PNC, at the option of PNC).
          (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PNC receives from the Partnership and the advice PNC receives from counsel, PNC may rely upon and follow the advice of counsel.
          (d) No Obligation to Seek Advice. Nothing in this section shall be construed so as to impose an obligation upon PNC to seek such directions or advice or Oral Instructions or Written Instructions.
4. Records; Visits.
          (a) The books and records pertaining to the Partnership which are in the possession or under the control of PNC shall be the property of the Partnership. The Partnership and Authorized Persons shall have access to such books and records at all times during PNC’s normal business hours. Upon the reasonable request of the Partnership, copies of any such books and records shall be provided by PNC to the Partnership or to an Authorized Person, at the Partnership’s expense. Any such books or records may be maintained in the form of electronic media and stored on any magnetic disk or tape or similar recording method.
          (b) PNC shall keep the following records:
(i)	all books and records with respect to the Partnership’s books of account;

(ii)	records of the Partnership’s securities transactions; and

(iiii)	all documents received or generated by PNC in the course of providing services to the Partnership in accordance with this Agreement to the extent such documents are required to be maintained pursuant to PNC’s document retention policies.
          PNC may house these records in a third party storage facility.

5. Confidentiality.
(a)	Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include:
(i)	any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Partnership or PNC, their respective subsidiaries and affiliated companies;

(ii)	any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Partnership or PNC a competitive advantage over its competitors;

(iii)	all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and

(iv)	anything designated as confidential.
(b)	Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it:
(i)	is already known to the receiving party at the time it is obtained;

(ii)	is or becomes publicly known or available through no wrongful act of the receiving party;

(iii)	is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality;

(iv)	is released by the protected party to a third party without restriction;

(v)	is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law;

(vi)	is relevant to the defense of any claim or cause of action asserted against the receiving party (provided the receiving party will: (a) provide the other party with written notice of the same, to the extent such notice is permitted and refrain from making such disclosure for a reasonable period of time;

and (b) take all reasonably appropriate action to maintain the confidentiality of such information during such defense);

(vii)	is Partnership information provided by PNC in connection with an independent third party compliance or other review;

(viii)	is necessary for PNC to release such information in connection with the provision of services under this Agreement (provided that the recipient of such information is subject to substantially the same confidentiality provisions as PNC is subject to hereunder); or

(ix)	has been or is independently developed or obtained by the receiving party.
(c)	The provisions of this Section 5 shall survive termination of this Agreement for a period of three (3) years after such termination.
6. Liaison with Accountants. PNC shall act as liaison with the Partnership’s independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to the Partnership. PNC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Partnership.
7. PNC System. PNC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PNC in connection with the services provided by PNC to the Partnership. The Partnership and the General Partner shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights created or developed by Partnership and General Partner or their affiliates and used in connection with the services provided by PNC to the Partnership.
8. Disaster Recovery. PNC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PNC shall, at no additional expense to the Partnership, take reasonable steps to minimize service interruptions. PNC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PNC’s own breach of its Standard of Care (defined in Section 10 below) in the performance of its duties or obligations under this Agreement.
9. Compensation.
(a)	As compensation for services set forth herein that are rendered by PNC during the term of this Agreement, the Partnership will pay to PNC a fee or fees as may be agreed to in writing by the Partnership and PNC.
          (b) The undersigned hereby represents and warrants to PNC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PNC or to the adviser or sponsor to the Partnership in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PNC to such adviser or sponsor or any affiliate of the Partnership relating to this Agreement have been fully disclosed to the General Partner and that, if required by applicable law, such General Partner has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.
          (c) Notwithstanding the limitation of liability provisions of this Agreement or the termination of this Agreement, the Partnership shall remain responsible for paying to PNC the fees set forth in the applicable fee letter.
10. Standard of Care/Limitations of Liability.
          (a) Subject to the terms of this Section 10, PNC shall be liable to the Partnership (or any person or entity claiming through the Partnership) for damages only to the extent caused by PNC’s own intentional misconduct, bad faith or negligence with respect to its duties under this Agreement (“Standard of Care”).
          (b) Notwithstanding anything in this Agreement (whether contained anywhere in Sections 12-14 or otherwise) to the contrary, Partnership hereby acknowledges and agrees that (i) PNC, in the course of providing tax-related services or calculating and reporting portfolio performance hereunder, may rely upon PNC’s reasonable interpretation of tax positions or its interpretation of relevant circumstances (as reasonably determined by PNC) in providing such tax services and in determining methods of calculating portfolio performance to be used, and that (ii) PNC shall not be liable for losses or damages of any kind associated with such reliance except to the extent such loss or damage is substantially due to PNC’s breach of its Standard of Care hereunder.
          (c) Notwithstanding anything in this Agreement to the contrary, without limiting anything in the immediately preceding sentence, Partnership hereby acknowledges and agrees that PNC shall not be liable for any losses or damages of any kind associated with any tax filings with which PNC has assisted in any way except to the extent such loss or damage is substantially due to PNC’s breach of its Standard of Care hereunder; provided, however, that PNC shall not be found to have been grossly negligent for losses or damages associated with areas of responsibility that the judiciary, regulators (or other governmental officials) or members of the hedge fund industry determine would otherwise apply to PNC (or similar service providers) and which, as of the date hereof, have yet to be identified by such parties as areas for which PNC (or any similar service provider) is (or would be) responsible.
          (d) PNC’s cumulative liability to the Fund and any person or entity claiming through the Fund for any loss, claim, suit, controversy, breach or damage of any nature whatsoever (including but not limited to those arising out of or related to this Agreement) and regardless of the form of action or legal theory (“Loss”) due to the negligence of PFPC (but not gross negligence, fraud or intentional misconduct of PNC’s duties under this Agreement), including any indemnification obligation under Section 11(b) hereunder, shall not exceed $1,000,000.
          (e) PNC shall not be liable for damages (including without limitation damages caused by delays, failure, errors, interruption or loss of data) occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation acts of God; action or inaction of civil or military authority; national emergencies; public enemy; war; terrorism; riot; fire; flood; catastrophe; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; non-performance by a third party; failure of the mails; or functions or malfunctions of the internet, firewalls, encryption systems or security devices caused by any of the above.
          (f) PNC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information which PNC reasonably believes to be genuine. PNC shall not be liable for any damages that are caused by reasonable actions or omissions taken by PNC in accordance with Oral Instructions or Written Instructions or advice of counsel. PNC shall not be liable for any damages arising out of any action or omission to act by any prior service provider of the Partnership or for any failure to discover any such error or omission.
          (g) Neither PNC nor its affiliates shall be liable for any consequential, incidental, exemplary, punitive, special or indirect damages, whether or not the likelihood of such damages was known by PNC or its affiliates.
          (h) No party may assert a cause of action against PNC or any of its affiliates that allegedly occurred more than 12 months immediately prior to the filing of the suit (or, if applicable, commencement of arbitration proceedings) alleging such cause of action.
          (i) Each party shall have a duty to mitigate damages for which the other party may become responsible.
          (j) This Section 10 shall survive termination of this Agreement.
11. Indemnification.
          (a) Absent PNC’s failure to meet its Standard of Care (defined in Section 10 above), the Partnership agrees to indemnify, defend and hold harmless PNC and its affiliates and their respective directors, trustees, officers, agents and employees from all claims, suits, actions, damages, losses, liabilities, obligations, costs and reasonable expenses (including attorneys’ fees and court costs, travel costs and other reasonable out-of-pocket costs related to dispute resolution) arising directly or indirectly from: (a) any action or omission to act by any prior service provider of the Partnership; and (b) any action taken or omitted to be taken by PNC in connection with the provision of services to the Partnership.
          (b) Subject to Section 10(d) above, PNC agrees to indemnify and hold the Partnership and/or the General Partner harmless from any and all expenses, costs, damages, or causes of action, including, but not limited to, reasonable attorney’s fees, incurred by the Partnership and/or the General Partner (“Partnership Indemnified Party”), to the extent arising directly out of PNC’s failure to meet its Standard of Care hereunder; provided, however, that no Partnership Indemnified Party shall be entitled to indemnification hereunder from any losses directly or indirectly caused by a Partnership Indemnified Party’s own intentional misconduct, bad faith, gross negligence or reckless disregard.
          (c) This Section 11 shall survive termination of this Agreement.
12. Description of Accounting Services on a Continuous Basis. PNC will perform the following accounting services if required with respect to the Partnership:
(i)	Journalize investment, capital and income and expense activities;

(ii)	Record futures trading activity by receiving a data file from each of the Partnership’s futures brokers at the end of each month and posting the activity to the Fund’s general ledger;

(iii)	Calculate contractual expenses, including management fees and incentive allocation, as applicable, in accordance with the Partnership’s Limited Partnership Agreement;

(iv)	Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations in U.S. dollar terms;

(v)	Monitor the expense accruals and notify an officer of the Partnership of any proposed adjustments;

(vi)	Determine net income;

(vii)	Obtain futures market quotes and currency exchange rates directly from the Partnership’s futures brokers, or such other source designated by the Partnership’s General Partner, and in either case calculate the market value of the Partnership’s investments in accordance with applicable valuation policies or guidelines provided by the Partnership to PFPC and acceptable to PFPC;

(viii)	Transmit or mail a copy of the portfolio valuation to the Adviser as agreed upon between the Partnership and PFPC;

(viii)	Arrange for the computation of the net asset value in accordance with the provisions of the offering memorandum;

(ix)	Prepare financial statements and supporting schedules for inclusion in the Fund’s Form 10-Q and Form 10-K, registration statement, and other regulatory filings; and

(x)	Perform all other accounting services necessary in connection with the Partnership and agreed to by the parties.
13. Description of Administration Services on a Continuous Basis. PNC will perform the following administration services if required with respect to the Partnership:
(i)	Supply various normal and customary Partnership statistical data as requested on an ongoing basis;

(ii)	Prepare and coordinate printing of Partnership’s annual reports;

(ii)	Copy the General Partner on routine correspondence sent to Limited Partners; and

(iv)	Perform such additional administrative duties necessary in connection with the Partnership and agreed to by the parties.
14. Description of Investor Services on a Continuous Basis. PNC will perform the following functions:
(i)	Maintain the register of Limited Partners of the Partnership and enter on such register all issues, transfers and repurchases of interests in the Partnership;

(ii)	Arrange for the calculation of the issue and repurchase prices of interests in the Partnership in accordance with the Limited Partnership Agreement;

(iii)	Allocate income, expenses, gains and losses to individual Partners’ capital accounts in accordance with the Partnership’s Limited Partnership Agreement; and

(iv)	Calculate the Incentive Allocation, if applicable, in accordance with the Limited Partnership Agreement and reallocate corresponding amounts from the applicable Limited Partners’ capital accounts to the General Partners’ capital account; and

(v)	Perform all other investor services necessary in connection with the Partnership and agreed to by the parties.
15. Duration and Termination. This Agreement shall continue until terminated by the Partnership or by PNC on one hundred and twenty (120) days’ prior written notice to the other party. In the event the Partnership gives notice of termination, all reasonable expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider (or each successive service provider, if there are more than one), and all reasonable trailing expenses incurred by PNC, will be borne by the Partnership.
16. Change of Control. Notwithstanding any other provision of this Agreement, in the event of an agreement to enter into a transaction that would result in a Change of Control of the General Partner, Adviser or sponsor of the Partnership, the Partnership’s ability to terminate the Agreement pursuant to Section 15 will be suspended from the time of such agreement until two years after the Change of Control.
17. Notices. All notices and other communications, including Written Instructions but excluding Oral Instructions, shall be in writing or by confirming facsimile sending device. If notice is sent by confirming facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given seven days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered. Notices shall be addressed (a) if to PNC, at 301 Bellevue Parkway, Wilmington, DE 19809, attn: President (or such address as PNC may inform the Partnership in writing); (b) if to the Partnership, at the address of the Partnership; or (c) if to neither of the foregoing, at such other address as shall have been provided by like notice to the sender of any such notice or other communication by the other party.
18. Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.
19. Delegation; Assignment. PNC may assign its rights and delegate its duties hereunder to any majority-owned direct or indirect subsidiary of PNC or of The PNC Financial Services Group, Inc., provided that PNC gives the Partnership thirty (30) days prior written notice of such assignment or delegation.
20. Facsimile Signatures; Counterparts. This Agreement may be executed in one more counterparts; such execution of counterparts may occur by manual signature, facsimile signature, manual signature transmitted by means of facsimile transmission or manual signature contained in an imaged document attached to an email transmission; and each such counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed copies of this Agreement or of executed signature pages to this Agreement by facsimile transmission or as an imaged document attached to an email transmission shall constitute effective execution and delivery hereof and may be used for all purposes in lieu of a manually executed copy of this Agreement.
21. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

22. Miscellaneous.
          (a) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. Notwithstanding any provision hereof, the services of PNC are not, nor shall they be construed as constituting, legal advice or the provision of legal services for or on behalf of the Partnership or any other person. Neither this Agreement nor the provision of services under this Agreement establishes or is intended to establish an attorney-client relationship between the Partnership and PNC.
          (b) Non-Solicitation. During the term of this Agreement and for one year thereafter, the Partnership shall not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PNC’s employees, and the Partnership shall cause the Partnership’s sponsor and the Partnership’s affiliates to not (with the exceptions noted in the immediately succeeding sentence) knowingly solicit or recruit for employment or hire any of PNC’s employees. To “knowingly” solicit, recruit or hire within the meaning of this provision does not include, and therefore does not prohibit, solicitation, recruitment or hiring of a PNC employee by the Partnership, the Partnership’s sponsor or an affiliate of the Partnership if the PNC employee was identified by such entity solely as a result of the PNC employee’s response to a general advertisement by such entity in a publication of trade or industry interest or other similar general solicitation by such entity.
          (c) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Partnership agrees not to make any modifications to its offering or organizational documents or adopt any policies which would affect materially the obligations or responsibilities of PNC hereunder without prior written notice to PNC, provided that the scope of services to be provided by PNC under this Agreement shall not be increased as a result of any such modification or of any new or revised regulatory or other requirements that may become applicable with respect to the Partnership, unless the parties hereto expressly agree to any such increase.
          (d) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.
          (e) Information. The Partnership will provide such information and documentation as PNC may reasonably request in connection with services provided by PNC to the Partnership, including without limitation copies of its organizational documents and Offering Documents, and any supplements, updates or amendments thereto.
          (f) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law without regard to principles of conflict of law.
          (g) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

          (h) Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Except as may be explicitly stated in this Agreement, (i) this Agreement is not for the benefit of any other person or entity and (ii) there shall be no third party beneficiaries hereof.
          (i) No Representations or Warranties. Except as expressly provided in this Agreement, PNC hereby disclaims all representations and warranties, express or implied, made to the Partnership or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PNC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.
          (j) Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PNC’s affiliates are financial institutions, and PNC may, as a matter of policy, request (or may have already requested) the Partnership’s name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party’s date of birth. PNC may also ask (and may have already asked) for additional identifying information, and PNC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.
[Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

PNC GLOBAL INVESTMENT SERVICING (U.S.) INC.

By:

Title:

SUPERFUND GOLD, L.P.

By:

Title:

APPENDIX A
Definitions
As used in this Agreement:
(a)	“Authorized Person” means any officer of the Partnership and any other person duly authorized by the Partnership’s General Partner to give Oral Instructions or Written Instructions on behalf of the Partnership. An Authorized Person’s scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

(b)	“Change of Control” means a change in ownership or control (not including transactions between wholly-owned direct or indirect subsidiaries of a common parent) of 25% or more of the beneficial ownership of the shares of common stock or shares of beneficial interest of an entity or its parent(s).

(c)	“General Partner,” “Limited Partners,” and “Partners” shall have the same meanings as set forth in the Partnership’s limited partnership agreement or other applicable organizational document.

(d)	“Interests” mean the shares or units of beneficial interest of any series or class of the Partnership.

(e)	“Oral Instructions” mean oral instructions received by PNC from an Authorized Person or from a person reasonably believed by PNC to be an Authorized Person. PNC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

(f)	“Written Instructions” mean (i) written instructions signed by an Authorized Person (or a person reasonably believed by PNC to be an Authorized Person) and received by PNC or (ii) trade instructions transmitted (and received by PNC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail or facsimile sending device.